CONTACT:	Tim Mammen	Jamie Bernard
	Chief Financial Officer	Senior Associate
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300

IPG PHOTONICS APPOINTS CATHERINE LEGO TO BOARD OF DIRECTORS

Brings Financial and Industry Experience to Board

OXFORD, Mass. - July 7, 2016 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that Catherine P. Lego has been appointed to its Board of Directors effective July 6, 2016. Lego is principal and founder of Lego Ventures, LLC, a California-based firm that provides consulting services to early-stage technology companies. The election of Ms. Lego, who will serve on the Company’s Audit Committee and Compensation Committee, expands the IPG board to 10 members.

“Cathy brings a great depth of financial and industry experience to IPG’s Board,” said Dr. Valentin Gapontsev, IPG Photonics’ Chairman and CEO. “Cathy has extensive experience working with advanced technology and semiconductor companies and is well-regarded for her expertise in board governance, ethics and audit quality. She is a valuable addition to IPG’s board and we look forward to her contributions.”

Ms. Lego’s firm, Lego Ventures, which was founded in 1992, supports early stage technology companies with business plan development, obtaining seed and expansion financing, and counsel in the area of strategic growth through mergers or acquisitions. The firm’s clients have included Hybrid Networks, Opcode, Packeteer, Tripod, Dhaani Systems and Network Translations. From 1999 to 2009 Ms. Lego served as the general partner of The Photonics Fund, LLP, a venture capital investment firm focused on early stage investing in component, module and systems companies in the fiber optic telecommunications market. She served as the director of finance and investment analyst at Oak Investment Partners from 1981 to 1984, and as a general partner from 1985 to 1992.

Ms. Lego serves on the Board of Directors of technology companies Lam Research Corporation and Fairchild Semiconductor International, Inc. She has also served as a director at SanDisk Corporation, WJ Communications, Inc. and Uniphase Corp. She participates on the E&Y Tapestry and KPMG audit committee round tables and is a member of the NACD Audit Committee Advisory Council. Ms. Lego holds a B.A. in Economics and Biology from Williams College and an M.S. in Accounting from the New York University Stern Graduate School of Business.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, the contributions from Ms. Catherine Lego to IPG’s Board of Directors. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 26, 2016) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.